Exhibit 99.1

Cray Media:	Cray Investors:
Nick Davis	Paul Hiemstra
206/701-2123	206/701-2044
pr@cray.com	ir@cray.com

CRAY NAMES WILLIAM C. BLAKE SENIOR VICE PRESIDENT AND

CHIEF TECHNOLOGY OFFICER

Seattle, WA – April 19, 2012 – Global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced the appointment of William C. Blake to the position of senior vice president and chief technology officer (CTO). With more than three decades of high performance computing (HPC) and Big Data experience, Blake will be responsible for defining the integrated infrastructure that will drive Cray’s next generation of supercomputers and solutions.

Blake has served as a member of Cray’s Board of Directors since his appointment in June 2006. Blake will assume his new responsibilities as Cray’s senior vice president and CTO on April 30 and complete his term on Cray’s Board of Directors, which concludes at Cray’s annual meeting currently scheduled for June 7 of this year. Immediately prior to the commencement of the annual meeting, and in connection with the conclusion of Blake’s service as a director, the size of Cray’s Board of Directors will be reduced to seven directors. In his new role, Blake will report directly to Cray’s president and CEO, Peter Ungaro.

“Technical innovation is the centerpiece of Cray, and the CTO position is important in matching our capabilities with the needs and direction of the marketplace,” said Ungaro. “We wanted someone who understands current and future supercomputing technologies, someone with a passion for our business and our customers, and someone that can further evolve and realize our Adaptive Supercomputing vision as we drive towards integrating scientific simulation and Big Data analytics on a single, scalable supercomputing platform. All of this led us directly to Bill. Through his contributions as a member of our Board of Directors, he has helped shape our technical strategy for nearly six years. I couldn’t be more excited to have Bill join our executive team as we design and build future generations of Cray supercomputers.”

Blake is a thirty-year veteran of the HPC industry and most recently served as general manager of parallel computing platforms in Microsoft Corporation’s technical computing group. Prior to its acquisition by Microsoft, Blake was president and CEO of Interactive Supercomputing, Inc., an MIT spin-out that developed the Star-P platform for transforming desktop modeling and simulation applications to run in parallel on the cluster and cloud. Before assuming this position in January 2007, he served as senior vice president of product development at Netezza Corporation, which applied parallel processing and FPGA acceleration to the relational database, resulting in the industry’s first data warehouse appliance with a 10X plus price/performance advantage over alternative systems. Prior to joining Netezza, Blake was with Compaq Computer Corporation where he was vice president of Compaq’s AlphaServer worldwide high performance computing business, and compiler and parallel software development group. Prior, he held key engineering management positions in VLSI design and compiler development with Digital Equipment Corporation. Blake received a B.S.E.E. from the Lowell Technological Institute.

“I am honored to join the world-class Cray team in the CTO role, and therefore be in position to leverage my background in HPC, data warehousing and analytics, hardware and software as Cray continues to develop unique and differentiated platforms for the HPC and Big Data markets,” said Blake. “Cray has a real passion for designing and building innovative supercomputing systems that give customers the resources they desperately need to tackle some of the most daunting computational challenges – whether they are scientific or analytic. It’s a passion I also share, and I’m excited to now be intimately involved in the next challenge we ourselves face – driving towards exascale systems within the decade.”

About Cray Inc.

As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology is designed to enable scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.

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